Exhibit 10.2

As amended May 24, 2017
RAYTHEON 2010 STOCK PLAN
ARTICLE I
1. Plan Name. This Plan shall be known as the Raytheon 2010 Stock Plan.
ARTICLE II
2. Purpose. This Plan is intended to encourage ownership of Stock by Directors, officers, employees, and consultants of Raytheon Company and its Affiliates and to provide additional incentive for them to promote the success of the Company’s business. With respect to any Incentive Stock Options that may be granted hereunder, the Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code.
ARTICLE III
3. Effective Date; Term. The Plan is effective as of the later of the date on which the Plan is adopted by the Board and the date of the Plan’s initial approval by the stockholders (the later of such dates, the “Effective Date”). No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth (10th) anniversary of the Effective Date. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.
ARTICLE IV
4. Definitions. As used in the Plan, the following terms have the following meanings:
4.1 Affiliate means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, partnerships) or any entity with respect to which the Committee determines that the Company has a material business interest.
4.2 Award means any stock options (including ISOs and NSOs), SARs (including free-standing and tandem SARs), Restricted Stock Awards, Stock Units, Stock Grants or any combination of the foregoing granted pursuant to the Plan, except, however, when the term is being used under the Plan with respect to a particular category of grant in which case it shall only refer to that particular category of grant.
4.3 Award Agreement means the agreement between the Company and the Participant or other notice of grant evidencing an Award hereunder. Each Award Agreement with respect to an Award shall incorporate the terms of this Plan, which may be by reference alone, and shall contain such other provisions, consistent with the provisions of the Plan, as may be established by the Committee.
4.4 Board means the Board of Directors of the Company.
4.5 Cause means, for purposes of this Plan: (i) the Participant’s intentional, persistent failure, dereliction, or refusal to perform such duties as are reasonably assigned to him or her by the officers or directors of the Company or an Affiliate; (ii) the Participant’s fraud, dishonesty or other deliberate injury to the Company or an Affiliate in the performance of his or her duties on behalf of, or for, the Company or an Affiliate; (iii) the willful commission by the Participant of a criminal or other act that causes substantial economic damage to the Company or an Affiliate or substantial injury to the business reputation of the Company or an Affiliate; (iv) the Participant’s material breach of his or her employment or engagement agreement, if any; or (v) the Participant’s breach of any material provision of the Participant’s Award Agreement specifying the terms of the particular Award. For purposes of the Plan, no act, or failure to act, on the part of any person shall be considered “willful” unless done or omitted to be done by the person other than in good faith and without reasonable belief that the person’s action or omission was in the best interest of the Company or an Affiliate.

4.6 Change in Control shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied, unless the Committee shall have established a more restrictive definition for purposes of one or more Awards:

(i)
Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”), other than those Persons in control of the Company as of the date hereof or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)
A change in the Board such that individuals who as of the date hereof constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(iii)
The consummation of: (a) a plan of complete liquidation of the Company; (b) an agreement for the sale or disposition of all or substantially all of the Company’s assets; (c) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

However, in no event shall a Change in Control be deemed to have occurred for purposes of this Plan if a Participant is included in a Person that consummates the Change in Control. A Participant shall not be deemed to be included in a Person by reason of ownership of (i) less than 3% of the equity in the Person or (ii) an equity interest in the Person which is otherwise not significant as determined prior to the Change in Control by a majority of the non-employee continuing directors of the Company.
4.7 Code means the Internal Revenue Code of 1986, as amended, and any related rules, regulations and interpretations.
4.8 Committee means the Management Development and Compensation Committee (“MDCC”) of the Company’s Board, or any subcommittee of the MDCC to which the MDCC may from time to time delegate its authority and responsibility under the Plan; provided, however, that the "Committee" in regard to exercising any authority and responsibility to grant Awards under the Plan to Participants who are Directors and to make or take, as the case may be, all required or appropriate determinations and actions in respect of such grants shall mean the Governance and Nominating Committee of the Company's Board or another Board committee or the Board itself, if so determined by the Board.
4.9 Company means Raytheon Company, a Delaware corporation.
4.10 Company Officer means the Chairman of the Board, the Chief Executive Officer, the President, and any Executive Vice President, Senior Vice President or elected Vice President of the Company.
4.11 Director means a non-employee member of the Board or any board of directors (or similar governing body) of any Affiliate.
4.12 Disability means a Participant’s total disability as evidenced by commencement and continuation for more than one year of benefits under the Company’s Disability Plan. If the Participant is not eligible to participate in the Company’s Disability Plan, “Disability” means meeting for more than one year the conditions for eligibility for benefits under the Company’s Disability Plan as if the Participant were eligible to participate in the Disability Plan.
4.13 Effective Date has the meaning set forth in Section 3.

4.14 Exchange Act means the Securities Exchange Act of 1934, as amended.
4.15 Exercise Price means the price per share of Stock payable upon the exercise of an Option.
4.16 Fair Market Value means the value of a share of Stock of the Company on any date as the Committee shall in good faith determine.
4.17 Grant Date means the date on which the Committee formally acts to grant an Award to a Participant or such other date as the Committee shall so designate at the time of taking such formal action.
4.18 Immediate Family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, and any person sharing the employee’s household (other than a tenant or employee).
4.19 Incentive Stock Option or ISO means an Option grant that is intended to meet the requirements of Section 422 of the Code.
4.20 Involuntary Termination means, unless otherwise provided by the Committee, the Participant’s Termination of Service which occurs by reason of:

(i)	the Participant’s involuntary dismissal or discharge by the Company (or successor thereto) or any Affiliate for reasons other than Cause; or

(ii)
the Participant’s voluntary resignation following (A) a material diminution in the Participant’s duties or responsibilities, (B) a material change in the Participant’s reporting requirements such that the Participant is required to report to a person whose duties, responsibilities and authority are materially less than those of the person to whom the Participant previously reported, (C) a material reduction in the Participant’s level of base compensation with a reduction of more than fifteen percent (15%) or more to be deemed material or (D) a material adverse change in the geographic location of the Participant’s principal place of employment with a relocation by more than fifty (50) miles or more to be deemed material, provided and only if (I) such change, reduction or relocation is effected without the Participant’s consent and (II) each of the following conditions is satisfied: (i) the Participant shall have provided the Company with written notice of the event or condition constituting the reason for Involuntary Termination within thirty (30) days after the occurrence of that event or condition; (ii) the Company shall have failed to take appropriate remedial action to cure such event or condition within thirty (30) days after receipt of such notice; and (iii) the Participant’s Involuntary Termination shall be effected upon the expiration of such thirty (30) day cure period.

4.21 Medical Leave of Absence means a leave of absence for medical reasons approved in accordance with Company policy.
4.22 Non-Statutory Stock Option or NSO means an Option grant that is not intended to be an Incentive Stock Option.
4.23 Option means an option to purchase shares of the Stock granted under the Plan.
4.24 Optionee means a person eligible to receive an Option, as provided in Section 8.1, to whom an Option shall have been granted under the Plan.
4.25 Option Period means such period (not to exceed ten (10) years) from the Grant Date to the date on which the Option expires as may be determined by the Committee and set forth in the Award Agreement.
4.26 Option Share means any share of Stock of the Company transferred to an Optionee upon exercise of an Option pursuant to this Plan.
4.27 Participant means a Director, officer, employee or consultant of the Company or its Affiliates who is granted an Award under the Plan.

4.28 Personal Leave of Absence means a leave of absence for personal reasons approved in accordance with Company policy.
4.29 Plan means this Raytheon 2010 Stock Plan.
4.30 Qualified Performance-Based Awards means Awards designated as intended to qualify, or otherwise qualifying, as “performance-based compensation” under Section 162(m) of the Code.
4.31 Related Corporation means a parent corporation or a subsidiary corporation, each as defined in Section 424 of the Code.
4.32 Restricted Stock Award means any Award of shares of restricted Stock granted pursuant to Article 11 of the Plan.
4.33 Retirement means, for purposes of this Plan unless otherwise provided by the Committee, the Termination of Service with the Company and its Affiliates, other than for Cause, at any time after attaining age fifty-five (55) and having completed at least ten (10) years of service, or Termination of Service under circumstances which the Committee deems equivalent to retirement.
4.34 SAR means a stock appreciation right, as awarded under Article 10.
4.35 Securities Act means the Securities Act of 1933, as amended.
4.36 Stock means the common stock, $0.01 par value, of the Company.
4.37 Stock Grant means shares of Stock, as awarded under Section 11.5.
4.38 Stock Unit means credits to a bookkeeping reserve account solely for accounting purposes, where the amount of the credit shall equal either one or more shares of Stock or the Fair Market Value of a share of Stock on the date of grant (unless otherwise provided by the Committee), and which shall be subsequently increased or decreased to reflect the Fair Market Value of a share of Stock. Stock Units do not require segregation of any of the Company’s assets. Stock Units are awarded under Article 11.
4.39 Termination of Service means cessation of performance of services for the Company or an Affiliate by an employee or consultant and the departure from active status as a Director. Cessation of performance of services in one capacity, for example, as an employee, shall not constitute a Termination of Service if the Participant continues to perform services in another capacity, for example as a Director. In addition, for purposes of maintaining a Participant’s continuous status as an employee and accrual of rights under any Award granted pursuant to the Plan, transfer of an employee among the Company and its Affiliates shall not be considered a Termination of Service with the Company provided that no more than 30 days elapse between termination from the Company and commencement of employment elsewhere in the Company or with an Affiliate.
4.40 Vesting Period means that period of time during which the shares of Stock (or a portion thereof) underlying an Award, or the Stock Units in which an Award is denominated, are subject to a risk of forfeiture.
ARTICLE V
5. Stock Subject to the Plan.
5.1 Maximum. Subject to adjustment as provided in Article 13, the number of shares of Stock that may be issued pursuant to Awards under the Plan (including Incentive Stock Options) shall not exceed 7,500,000 shares of Stock, plus:
(a) the number of shares which were available for grant under the Company’s 2001 Stock Plan and the Company’s 1997 Nonemployee Directors Restricted Stock Plan (collectively, the “Prior Plans”) as of the Effective Date;

(b) the number of shares which were the subject of awards outstanding under the Prior Plans as of the Effective Date (“Prior Plan Awards”) and, after the Effective Date, are forfeited, terminated, or cancelled, or expire by their terms (without exercise in the case of an option or stock appreciation right); and
(c) the number of shares delivered to or withheld by the Company either in exercise of a Prior Plan Award which was an option or in satisfaction of tax withholding obligations with respect to Prior Plan Awards.
Shares issued under the Plan may be shares of Stock of original issue, shares of treasury stock or shares of Stock that have been reacquired by the Company.
5.2 Computation of Maximum. For purposes of calculating the number of shares of Stock issued under the Plan:
(a) settlement of any Award shall count against the foregoing limitations only to the extent of the number of shares of Stock issued;
(b) if any Option or stock-settled Stock Appreciation Right expires, terminates, or is cancelled for any reason without having been exercised in full, or if any other Award is forfeited by the recipient or repurchased at less than its Fair Market Value (as a means of effecting a forfeiture), the shares of Stock not purchased by the Optionee or which are forfeited by the recipient or repurchased shall again be available for Awards to be granted under the Plan;
(c) if any Option is exercised by delivering previously owned shares of Stock in payment of the exercise price therefor, only the net number of shares, that is, the number of shares of Stock issued minus the number received by the Company in payment of the exercise price, shall be considered to have been issued pursuant to an Award granted under the Plan; and
(d) any shares of Stock either delivered to or withheld by the Company in satisfaction of tax withholding obligations of the Company or an Affiliate with respect to an Award shall again be available for issuance under the Plan.
5.3 Individual Limit. Subject to adjustments as provided in Article 13, the maximum number of shares of Stock subject to Awards of any combination that may be granted during any one fiscal year of the Company to any one individual shall be limited to seven hundred thousand (700,000) shares. The foregoing per-individual limit shall not be adjusted to effect a restoration of shares of Stock with respect to which the related Award is terminated, surrendered or cancelled.
ARTICLE VI
6. Proceeds. The proceeds received by the Company from the sale of Stock pursuant to Awards granted under the Plan will be used for general corporate purposes.
ARTICLE VII
7. Administration.
7.1 General. The Plan shall be administered by the Committee. The Committee’s determinations under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and of the Award Agreements) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.
7.2 Duties. The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable, all within the Committee’s sole and absolute discretion. The Committee shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including without limitation the power to accelerate or otherwise change the time in which an Award may be exercised or becomes payable, and to waive, in whole or in part, any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to vesting or exercisability of an Award following a Participant’s Termination of Service or death.
Notwithstanding any other provision in the Plan to the contrary, but subject to Article 13 below, except with respect to Awards of Incentive Stock Options, the Committee may, at any time prior to the grant of the Award (or at any later time prior to the exercise, lapse of restrictions or expiration of an Award), permit a Participant to (i) defer receipt of the payment of cash or property or other delivery of Stock that would otherwise be due by virtue of the exercise, lapse of restrictions or expiration of an Award; or (ii) convert or exchange an Award for another Award under the Plan or under any other plan or arrangement. If any such actions are permitted, the Committee shall, in its sole discretion, establish rules and procedures to accomplish such actions.
7.3 Delegation of Authority to Grant Awards. The Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee’s authority and duties with respect to granting Awards (but in no event to any Director or person subject to the reporting requirements of Section 16 of the Exchange Act), provided such delegation is in writing and maintained in the Company’s records. The Committee may revoke or amend the terms of such a delegation at any time, but such revocation shall not invalidate prior actions of the Chief Executive Officer of the Company that were consistent with the terms of the Plan.
7.4 Limited Liability. To the maximum extent permitted by law, no member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award.
7.5 Effect of Committee’s Decision. All actions taken and decisions and determinations made by the Committee on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Committee’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any Participants in the Plan and any other employee of the Company, and their respective successors in interest.
ARTICLE VIII
8. Eligibility and Participation.
8.1 Eligibility. Directors, officers, employees and consultants of the Company or its Affiliates who, in the opinion of the Committee, are responsible for the continued growth and development and future financial success of the business shall be eligible to participate in the Plan.
8.2 Participation. An eligible individual shall become a Participant in this Plan when he or she is granted an Award hereunder, and shall no longer be a Participant when all Awards to the Participant have been completed, terminated or otherwise disposed of.
ARTICLE IX
9. Stock Options.
9.1 General. Subject to the other applicable provisions of the Plan, the Committee may from time to time grant to eligible Participants Awards of ISOs or NSOs. The ISO or NSO Awards granted shall be subject to the following terms and conditions.
9.2 Time of Granting Options. The granting of an Option shall take place at the time specified in writing by the Committee.
9.3 Grant of Option. The grant of an Option shall be evidenced by an Award Agreement describing the number of shares of Stock subject to the Option, whether the Option is an ISO or NSO, the Exercise Price of the Option, the Vesting Period for the Option and such other terms and conditions that the Committee deems, in it sole discretion, to be appropriate, provided that such terms and conditions are not inconsistent with the Plan. The Grant Date shall be specified in the Award Agreement.

9.4 Price. The Exercise Price of each Option shall be set forth in the Award Agreement and shall not be less than 100% of the Fair Market Value of the shares of Stock on the date the Option is granted.
9.5 Other Terms of Options. The term during which each Option may be exercised shall be determined by the Committee; provided, however, that in no event shall an Option be exercisable more than ten (10) years from the date it is granted. Prior to the exercise of the Option and delivery of the share certificates represented thereby (or holding in a book entry position through the transfer agent), the Participant shall have none of the rights of a stockholder with respect to any shares represented by an outstanding Option. Furthermore, no Option shall include the right to receive dividends (or amounts equivalent to or in lieu of dividends) on any shares subject to such Option prior to its exercise.
9.6 Restrictions on Incentive Stock Options. ISO Awards granted under the Plan shall comply in all respects with Code section 422 and, as such, shall meet the following additional requirements:
(a) Grant Date. An ISO must be granted within ten (10) years of the earlier of the Plan’s adoption by the Board or approval by the Company’s stockholders.
(b) Exercise Price and Term. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of the shares on the date the Option is granted and the term of the Option shall not exceed ten (10) years. Notwithstanding the immediately preceding sentence, the Exercise Price of any ISO granted to a Participant who owns, within the meaning of Code section 422(b)(6), after application of the attribution rules in Code section 424(d), more than ten percent (10%) of the total combined voting power of all classes of shares of Stock of the Company shall be not less than 110% of the Fair Market Value of the Stock on the Grant Date and the term of such ISO shall not exceed five (5) years.
(c) Maximum Grant. The aggregate Fair Market Value (determined as of the Grant Date) of shares of Stock with respect to which all ISOs first become exercisable by any Participant in any calendar year under this or any other plan of the Company and its Related Corporations may not exceed $100,000 or such other amount as may be permitted from time to time under Code section 422. To the extent that such aggregate Fair Market Value shall exceed $100,000, or other applicable amount, such Options shall be treated as NSOs. In such case, the Company may designate the shares of Stock that are to be treated as stock acquired pursuant to the exercise of an ISO by issuing a separate certificate for such shares and identifying the certificate as ISO shares in the stock transfer records of the Company.
(d) Participant. ISOs shall only be issued to employees of the Company or a Related Corporation.
(e) Tandem Options Prohibited. An ISO may not be granted in tandem with a NSO in such a manner that the exercise of one affects a Participant’s right to exercise the other.
(f) Designation. No option shall be an ISO unless so designated by the Committee at the time of grant or in the Award Agreement evidencing such Option.
9.7 Exercisability.
(a) Except as otherwise provided in Section 9.9 or by the Committee, during the lifetime of the Participant, the Option shall be exercisable only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative.
(b) An Option may be exercised in whole at any time, or in part from time to time, within the Option Period to the extent the Option is exercisable on the date of exercise.
(c) Upon an Optionee’s Termination of Service, any Options which were exercisable by the Optionee on the Termination of Service may be exercised only within three months of such Optionee’s Termination of Service or, if earlier, upon the expiration date of the Option, subject to such exceptions as the Award Agreement may provide, including in respect of Termination of Service without Cause, Retirement, Medical Leave of Absence, Disability, or Personal Leave of Absence. Notwithstanding the foregoing, in all cases if an Optionee’s Termination of Service is for Cause, such Optionee’s Options shall terminate immediately and may no longer be exercised.

(d) Except as otherwise provided by the Committee, an Option may not be exercised after the Optionee’s Termination of Service, if at all, for more shares than the Optionee was entitled to purchase thereunder at the time of the Optionee’s Termination of Service (subject to adjustment as provided in Article 13).
9.8 Exercise of Option. An Option may be exercised only by giving notice (including, without limitation, pursuant to written, electronic, telephonic or other instructions to a third party administering the Plan), specifying the number of shares as to which the Option is being exercised, accompanied by full payment for such shares in the form of a check or bank draft payable to the order of the Company or via net exercise or broker-assisted cashless exercise in accordance with such procedures as may be prescribed by the Company, or delivery of other shares of the Stock (whether actually delivered or through attestation) with a current Fair Market Value equal to the Exercise Price of the shares to be purchased, or in such other form or forms as the Committee may approve, including without limitation, to the extent permitted by law, a loan program. Receipt by the Company of such notice and payment shall constitute the exercise of the Option or part thereof. Such shares shall be fully paid and nonassessable. If such shares of Stock are not at that time effectively registered under the Securities Act, the Optionee shall include with such notice a letter, in form and substance satisfactory to the Company, confirming that such shares of Stock are being purchased for the Optionee’s own account for investment and not with a view to distribution.
9.9 Transferability. Except as otherwise provided herein or by the Committee, Options granted to individuals other than Company Officers shall not be transferable, otherwise than by will or the laws of descent and distribution, and may be exercised during the life of the holder thereof only by him or her. Non-Statutory Stock Options granted hereunder to a Company Officer may be transferred, other than for value, to a member of such Company Officer’s Immediate Family or trusts or other entities established solely for the benefit of such Immediate Family members, so long as the transferee is a person entitled to rely on the Form S-8 filed by the Company with respect to the Plan. The holder of an Option or his or her legal representatives, legatees, distributees, or permitted transferees, as the case may be, shall have none of the rights of a stockholder with respect to any shares subject to such Option until such shares have been issued to him or her under this Plan.
ARTICLE X
10. Stock Appreciation Rights.
10.1 Award of SARs. Subject to the other applicable provisions of the Plan, the Committee may at any time and from time to time grant SARs to Participants, either on a freestanding basis (without regard to or in addition to the grant of an Option) or on a tandem basis (related to the grant of an underlying Option), as it determines. SARs granted in tandem with or in addition to an Option may be granted either at the same time as the Option or at a later time; provided, however, that a tandem SAR shall not be granted with respect to any outstanding ISO Award without the consent of the Participant. SARs shall be evidenced by Award Agreements, stating the number of shares of Stock subject to the SAR and the terms and conditions of such SAR, in such form as the Committee may from time to time determine. The term during which each SAR may be exercised shall be determined by the Committee, provided, however, that no SAR may be exercised on or after the tenth (10th) anniversary of the SAR’s Grant Date. The Participant shall have none of the rights of a stockholder with respect to any shares of Stock represented by a SAR. Furthermore, no SAR shall include the right to receive dividends (or amounts equivalent to or in lieu of dividends) on any shares subject to such SAR prior to its exercise.
10.2 Restrictions on Tandem SARs. ISOs may not be surrendered in connection with the exercise of a tandem SAR unless the Fair Market Value of the shares of Stock subject to the ISO is greater than the Exercise Price for such ISO. SARs granted in tandem with Options shall be exercisable only to the same extent and subject to the same conditions as the related Options are exercisable. The Committee may, in its discretion, prescribe additional conditions to the exercise of any such tandem SAR.
10.3 Amount of Payment Upon Exercise of SARs. A SAR shall entitle the Participant to receive, subject to the provisions of the Plan and the Award Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Stock over (B) the base price per share specified in the Award Agreement (which shall be determined by the Committee but which shall not be less than 100% of the Fair Market Value of one share of Stock on the date of grant of the SAR), times (ii) the number of shares of Stock specified by the SAR, or portion thereof, which is exercised. In the case of exercise of a tandem SAR, such payment shall be made in exchange for the surrender of the unexercised related Option (or any portions thereof which the Participant from time to time determines to surrender for this purpose).
10.4 Form of Payment Upon Exercise of SARs. Payment by the Company of the amount receivable upon any exercise of a SAR may be made by the delivery of Stock or cash, or any combination of shares of Stock and cash, as determined in the sole discretion of the Committee from time to time. If upon settlement of the exercise of a SAR a Participant is to receive a portion of such payment in shares of Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a single share of Stock on the exercise date. No fractional share shall be used for such payment and the Committee shall determine whether cash shall be given in lieu of such fractional share or whether such fractional share shall be eliminated.
10.5 Transferability. SARs may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided by the Committee.
ARTICLE XI

11.	Other Stock-Based Awards.
11.1 Grants. Subject to the other applicable provisions of the Plan, the Committee may at any time grant Restricted Stock Awards, Stock Units, or Stock Grants to Participants in such amounts and for such consideration, including only such minimum consideration as may be required by law, as it determines. Such Awards shall be granted pursuant to an Award Agreement.
11.2 General Terms and Conditions of Restricted Stock Awards and Stock Units.
(a) Restricted Stock Awards and Stock Units shall be subject to such Vesting Periods and other restrictions and conditions as the Committee may provide. Such restrictions or conditions may be based on continuing employment or engagement (or other business relationship) and/or achievement of pre-established performance goals. The Award Agreement shall include the dates and/or the description of how pre-established performance goals shall be deemed to have been met and any other conditions upon which Restricted Stock Awards or Stock Units shall become vested. Notwithstanding the foregoing, the Committee may reduce or shorten the duration of any restriction applicable to any Restricted Stock Award or Stock Unit under the Plan.
(b) Except as otherwise provided herein or by the Committee,
(i) Restricted Stock Awards and Stock Units that vest based solely on continuing employment or engagement (or other business relationship) shall nevertheless vest, and the restrictions on such Restricted Stock Awards or Stock Units shall lapse (1) upon termination of the Participant’s continuing employment or engagement (or other business relationship) on account of death (including during any Medical Leave of Absence or after Disability); (2) in accordance with the vesting schedule provided by the Committee in the event of (i) a Medical Leave of Absence of at least one year, or (ii) Disability; or (3) in accordance with the vesting schedule provided by the Committee in the event of a Personal Leave of Absence (but only during the period of such Leave, unless the Participant resumes his or her employment or engagement (or other business relationship) at the end of such Leave).
(ii) Restricted Stock Awards and Stock Units that vest based on achievement of pre-established performance goals shall nevertheless vest, and the restrictions on the Restricted Stock Awards or Stock Units shall lapse (1) upon the Participant’s death, (2) upon the Participant’s Retirement but subject to such conditions or covenants determined by the Committee, or (3) upon the termination of the Participant’s continuing employment or engagement (or other business relationship) after having become disabled, but in either case only as to a pro rata portion of the number of shares of Stock the Participant would have received, if any, had the Participant remained employed until the end of the Vesting Period set forth in the applicable Award Agreement. In such event, payment for any Stock Units which then vest shall be made when payment would otherwise have been made following the end of the applicable Vesting Period. Such pro rata portion will be based on the number of full months in the Vesting Period during which the Participant was employed as compared to the total number of full months in the Vesting Period.

(iii) If during the Vesting Period specified in the Award Agreement the Participant has a Termination of Service for any reason other than as specified in sub-paragraphs (i) and (ii), above, then the Participant shall forfeit any of the shares of Stock (including, as applicable, shares of Stock in which Stock Units are denominated) as to which the applicable restrictions have not theretofore lapsed, and all rights of the Participant in and to such shares of Stock, including any pro rata portion of the shares with respect to a partial year of employment, shall be forfeited immediately after the Participant’s Termination of Service.
(c) Notwithstanding the preceding provisions of this Section 11.2, with respect to a Restricted Stock Award granted to a Director of the Company, unless otherwise provided by the Committee, the vesting date for all shares of Stock underlying any such Restricted Stock Award shall be the date of the Annual Meeting of Stockholders of the Company in the calendar year immediately following the year of the Restricted Stock Award, and the restrictions on the shares underlying such Restricted Stock Award shall lapse upon the earlier of (i) the applicable vesting date or (ii) upon the Director ceasing to be a Director of the Company on account of death. Even if otherwise vesting prior to the next Annual Meeting of Stockholders, however, unless otherwise provided by the Committee, shares of Stock underlying any Restricted Stock Award to a Director shall not be transferable within six (6) months of the date of the grant of the Award.
(d) Unvested Restricted Stock Awards or Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Award Agreement.
11.3 Restricted Stock Awards.
(a) Share certificates with respect to restricted shares of Stock shall be issued (or the shares shall be held in a book entry position through the transfer agent’s direct registration service) at the time of grant of the Restricted Stock Award, subject to forfeiture if the applicable restrictions are not satisfied. If share certificates are issued at the time of grant of the Restricted Stock Award, the certificates shall bear an appropriate legend with respect to the restrictions applicable to such Restricted Stock Award (as described in Section 11.2) or, alternatively, the Participant may be required to deposit the certificates with the Company during the period of any restriction thereon and to execute a blank stock power or other instrument of transfer. If shares are in a book entry position with the transfer agent’s direct registration service, the restrictions shall be appropriately noted.
(b) Except as otherwise provided by the Committee, during the Vesting Period applicable to a Restricted Stock Award, the Participant shall have all of the rights of a holder of Stock, including but not limited to the rights to receive dividends with respect to and to vote the shares subject to the Award, except that with respect to Restricted Stock Awards that vest based on achievement of pre-established performance goals, any dividends otherwise payable during the Vesting Period shall be paid only if, as, and to the extent the Restricted Stock Award vests. Upon lapse of restrictions on a Restricted Stock Award, the Committee may provide that, to the extent not already received, the Participant will be entitled to receive any amounts per share pursuant to any dividend or distribution paid by the Company on its Stock to stockholders of record after grant of the Restricted Stock Award and prior to the issuance of the share certificates (or holding in a book entry position through the transfer agent).
11.4 Stock Unit Awards.
(a) Stock Units (including any dividend equivalents in respect of Stock Units) shall be settled in shares of Stock except that the Committee may instead elect at any time prior to settlement to settle such amounts in whole or in part in cash. Unless otherwise provided herein or by the Committee, Stock Units shall be paid in accordance with their terms, to the extent vested, (i) with respect to Stock Units that vest solely on continuing employment or engagement (or other business relationship), promptly but no later than thirty (30) days following vesting, and (ii) with respect to Stock Units that vest based on achievement of pre-established performance goals, promptly but no later than March 15 of the year following vesting.
(b) Stock Units shall be subject to such rules and regulations as the Committee may prescribe and/or such determinations, orders or decisions as the Committee may make.

(c) Except as otherwise provided by the Committee, the Participant shall have none of the rights of a stockholder with respect to any shares of Stock represented by a Stock Unit as a result of the grant of a Stock Unit to the Participant. Notwithstanding the foregoing, except as otherwise provided by the Committee:
(i) with respect to Stock Units that vest based solely on continuing employment or engagement (or other business relationship), the Participant shall have the right to receive amounts equal to any cash dividends paid during the Vesting Period, any such amounts to be paid to the Participant only if, as, and to the extent the Stock Units vest; and
(ii) with respect to Stock Units that vest based on achievement of pre-established performance goals, the Participant shall have the right to receive amounts equivalent to any cash dividends declared during the Vesting Period, as if such amounts were reinvested in additional shares of Stock on the date the relevant dividends are paid, any such amounts to be paid to the Participant only if, as, and to the extent the Stock Units vest.
There shall not be taken into account in determining the amount of any dividend equivalents any dividends on Stock for which an adjustment in the number of Stock Units is otherwise required or made under Article 13.
11.5 Stock Grants. The Committee may award shares of Stock in recognition of significant prior or expected contributions to the success of the Company or its Affiliates, as an inducement to employment or in lieu of compensation otherwise already due or to be earned and in such other limited circumstances as the Committee may provide. Any such Stock Grants may be made without forfeiture conditions or restrictions of any kind.
ARTICLE XII
12. Qualified Performance-Based Awards.
12.1 Purpose. The purpose of this Article 12 is to provide the Committee the ability to qualify Awards as “performance-based compensation” under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant an Award as a Qualified Performance-Based Award, the provisions of this Article 12 will control over any contrary provision contained in the Plan. However, no Award shall be considered to have failed to qualify as a Qualified Performance-Based Award solely because the Award is not expressly designated as a Qualified Performance-Based Award, if the Award otherwise satisfies the provisions of this Article 12 and the requirements of Section 162(m) of the Code and the regulations promulgated thereunder applicable to “performance-based compensation.”
12.2 Authority. All grants of Awards intended to qualify as Qualified Performance-Based Awards and determination of terms applicable thereto shall be made by the Committee. If not all of the members of the Committee qualify as “outside directors” within the meaning of applicable regulations under Section 162(m) of the Code, however, all grants of Awards intended to qualify as Qualified Performance-Based Awards and the determination of terms applicable thereto (including the establishment of applicable Performance Goals) shall be made by a subcommittee of the Committee consisting of such of the members of the Committee as do so qualify. Any reference in this Article 12 to the Committee shall mean any such subcommittee if required under the preceding sentence, and any action by such a subcommittee shall be considered the action of the Committee for purposes of the Plan.
12.3 Discretion of Committee with Respect to Qualified Performance-Based Awards. Any form of Award permitted under this Plan may be granted as a Qualified Performance-Based Award. Options and SARs may be granted as Qualified Performance-Based Awards in accordance with Article 9 and may become exercisable based on continued service only. Other Awards intended to qualify as Qualified Performance-Based Awards, such as Restricted Stock Awards and Stock Units, shall vest only on satisfaction of Performance Goals (except as otherwise provided in this Article 12). The Committee will have full discretion to select the length of any applicable Performance Period, the kind and/or level of the applicable Performance Goal, and whether the Performance Goal is to apply to the Company, an Affiliate, any division or business unit thereof, or to an individual. Any Performance Goal or Goals applicable to Qualified Performance-Based Awards shall be objective, shall be established in writing not later than ninety (90) days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code) and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Code) at the time established.

12.4 Payment of Qualified Performance-Based Awards. A Participant will be eligible to receive payment under a Qualified Performance-Based Award which is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals are achieved within the applicable Performance Period, as determined by the Committee; provided that a Qualified Performance-Based Award may vest as a result of death, becoming disabled, or a Change in Control if otherwise provided in this Plan or an applicable Award Agreement even if the Award would not constitute “performance-based compensation” under Section 162(m) of the Code following the occurrence of such an event. The Committee will, in the manner and within the time prescribed by Section 162(m) of the Code in the case of Qualified Performance-Based Awards, objectively define the manner of calculating the Performance Goal or Goals it selects to use for such Performance Period for such Participant, including, but not limited to, on the basis of relevant accounting standards, with such modifications as the Committee shall prescribe.
12.5 Limitation on Adjustments for Certain Events. No adjustment of any Qualified Performance-Based Award pursuant to Article 13 shall be made except on such basis, if any, as will not cause such Award to provide other than “performance-based compensation” within the meaning of Section 162(m) of the Code.
12.6 Definitions. For purposes of this Article 12, the following definitions shall apply:
(a) Performance Criteria means the business criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria used to establish Performance Goals are limited to: (i) free or operating cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) stockholder return or total stockholder return, (vi) return on capital (including, without limitation, return on total capital or return on invested capital), (vii) return on investment, (viii) return on assets or net assets, (ix) market capitalization, (x) debt leverage (debt to capital), (xi) net sales, (xii) backlog, (xiii) net income or net income attributable to Raytheon Company, (xiv) income from continuing operations (before or after tax), (xv) operating profit, net operating profit or economic profit, (xvi) gross margin, operating margin or profit margin, (xvii) return on operating revenue or return on operating assets, (xviii) operating ratio, (xix) market share improvement, (xx) bookings or (xxi) working capital turnover.
(b) Performance Goals means, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria. The Performance Goals may be expressed in terms of overall Company performance or the performance of an Affiliate, a division, business unit, subsidiary, or an individual, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee.
(c) Performance Period means the one or more periods of time (including Vesting Periods), which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals will be measured for purposes of determining a Participant’s right to, and the payment of, a Qualified Performance-Based Award.
ARTICLE XIII
13. Corporate Transactions.
13.1 Adjustment of Number and Price of Shares. Pro rata adjustment shall be made in the maximum number of shares of Stock subject to the Plan or that may be awarded to any individual in any year to give effect to any extraordinary dividends of cash or other property, stock dividends, stock splits, stock combinations, recapitalizations and other similar changes in the capital structure of the Company. Pro rata adjustments shall be made in the number, kind and price of shares of Stock covered by any outstanding Award hereunder to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and similar changes in the capital structure of the Company, or a merger, dissolution or reorganization of the Company, after the date the Award is granted, so that the recipient of the Award is treated in a manner equivalent to that of holders of the underlying Stock.

13.2 Change in Control.
(a) In connection with a Change in Control, the Committee may take one or more of the following actions with respect to any outstanding Award granted on or after May 24, 2017: (i) assumption of the Award by the successor corporation (or parent or subsidiary of the successor corporation (collectively, the “Successor Corporation”)); (ii) cancellation and substitution of the Award with an Award granted by the Successor Corporation; (iii) continuation of the Award pursuant to the terms of the Change in Control transaction; (iv) accelerated vesting of the Award (in whole or in part); (v) termination of the Award; or (vi) cancellation of the Award in exchange for a cash payment for each vested share of Stock (and each unvested share of Stock if so determined by the Committee) subject to the Award in an amount equal to the excess of the Fair Market Value per share of Stock on the date of the Change in Control over the exercise price, base price or purchase price (if any) in effect for such share with such payment, at the discretion of the Committee, to be paid subject to the same vesting schedule applicable to the Award and any escrow, holdback, earn-out or similar provisions applicable to holders of Stock.
(b) In addition, with respect to Restricted Stock Awards and Stock Units that vest based on achievement of pre-established performance goals (including Performance Goals applicable to Qualified Performance-Based Awards), the Committee may determine that the performance goals shall be deemed to be satisfied at the target or any other level and/or based on a shortened performance period and the Award shall be converted to time-based Awards and thereafter be subject to vesting based on continued employment or employment (or other business relationships).
(c) With respect to Awards granted to Directors, unless otherwise determined or provided by the Committee, such Awards shall become fully vested upon the Director ceasing to be a Director of the Company after a Change in Control.
(d) With respect to Awards granted to any other Participant, unless otherwise determined or provided by the Committee, if in connection with a Change in Control Awards are assumed, continued, substituted or cancelled in exchange for cash payments subject to vesting and a Participant’s service is terminated by reason of an Involuntary Termination within two (2) years following such Change in Control, then:
(i) Any Options and SARs held by the Participant as of the date of such termination, and which are not then exercisable and vested, shall become fully exercisable and vested.
(ii) The restrictions applicable to Restricted Stock Awards and Stock Units (including Awards converted to time-based awards pursuant to Section 13.2(b)), shall lapse with respect to 100% of the Restricted Stock Awards and Stock Units held by the Participant and still subject to such restrictions immediately prior to the termination.
(iii) Any cash payments (in exchange for cancellation of an Award) subject to vesting shall become fully vested (subject to any escrow, holdback, earn-out or similar provisions applicable to holders of Stock).
13.3 Substitution of Options. In the event that, by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall authorize the issuance or assumption of a stock option or stock options in a transaction to which Code section 424(a) applies, then, notwithstanding any other provision of the Plan, the Committee may grant an Option upon such terms and conditions as it may deem appropriate for the purpose of assumption of the old option, or substitution of a new Option for the old option, in conformity with the provisions of Code section 424(a) and the rules and regulations thereunder, as they may be amended from time to time.
13.4 Fractional Shares. No adjustment or substitution provided for in this Article shall require the Company to issue or to sell a fractional share under any Award Agreement and the total adjustment or substitution with respect to each Award Agreement shall be limited accordingly.

ARTICLE XIV
14. Reservation of Stock. The Company shall at all times during the term of the Plan, and thereafter to the extent of any outstanding Awards, reserve and keep available such number of shares of the Stock as will be sufficient to satisfy the requirements of this Plan (or such Awards) and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.
ARTICLE XV
15. Amendment and Termination.
15.1 Amendment. The Committee may amend the Plan at any time and from time to time, provided that (i) no amendment shall deprive any person of any rights granted under the Plan before the effective date of such amendment without such person’s consent, and (ii) without approval of the Company’s stockholders, no amendment may (A) increase the number of shares of Stock which may be issued under the Plan, (B) change the description of persons eligible for awards, or (C) effect any other change for which stockholder approval is required by law or the rules of any relevant stock exchanges. Further, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Options or SARs may not be amended to reduce their exercise or base price, nor may outstanding Options or SARs be cancelled in exchange for cash, Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, or other Awards, without stockholder approval.
Notwithstanding the foregoing, the Committee may amend the Plan and/or any Award granted under the Plan at any time and from time to time, without the consent of affected Participants and their beneficiaries, to the extent necessary to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.
15.2 Termination. The Committee reserves the right to terminate the Plan in whole or in part at any time, without the consent of any person granted any rights under the Plan.
15.3 Rescission and Revocation of Awards. A Participant may request in writing that the Committee rescind or revoke an Award and such request shall specify the reasons that rescission or revocation is sought. The Committee, in its absolute discretion, may grant, deny or otherwise rule on the request.
ARTICLE XVI
16. Other Conditions.
16.1 Compliance with Governmental Regulations. Notwithstanding any provision of the Plan or the terms of any Award Agreement entered into pursuant to the Plan, the Company shall not be required to issue any shares hereunder prior to registration of the shares subject to the Plan under the Securities Act or the Exchange Act, if such registration shall be necessary, or before compliance by the Company or any Participant with any other provisions of either of those acts or of regulations or rulings of the Securities and Exchange Commission thereunder, or before compliance with other federal and state laws and regulations and rulings thereunder, including the rules of any applicable securities exchange or quotation system. The Company shall use its best efforts to effect such registrations and to comply with such laws, regulations and rulings forthwith upon advice by its counsel that any such registration or compliance is necessary.
16.2 Company Charter and By-Laws; Other Company Policies. This Plan and all Awards granted hereunder are subject to the charter and By-Laws of the Company, as they may be amended from time to time, and all other Company policies duly adopted by the Board, the Committee or any other committee of the Board and as in effect from time to time regarding the acquisition, ownership or sale of Stock by employees and other service providers, including, without limitation, policies intended to limit the potential for insider trading and to avoid or recover compensation payable or paid on the basis of inaccurate financial results or statements, employee conduct, and other similar events.

16.3 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.
16.4 No Guarantee of Employment. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Company or give any person any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted. Nothing in this Plan shall prevent, interfere with or limit in any way the right of the Company to terminate a Participant’s employment at any time, whether or not such termination would result in: (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award under the Plan; and/or (iii) any other adverse effect on the Participant’s interests under the Plan.
16.5 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or its Affiliates from adopting or continuing in effect other compensation arrangements (whether such arrangements be generally applicable or applicable only in specific cases) as the Committee in its discretion determines desirable, including, without limitation, the granting of stock options, stock awards, stock appreciation rights or phantom stock units otherwise than under the Plan.
16.6 Governing Law. The provisions of this Plan shall be governed by, construed and administered in accordance with applicable federal law; provided, however, that to the extent not in conflict with federal law, this Plan shall be governed by, construed and administered under the laws of the State of Delaware, other than its laws respecting choice of law.
16.7 Withholding. No later than the date as of which an amount first becomes includable in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations must be settled in shares of Stock that are part of the Award that gives rise to the withholding requirement; provided, that not more than the legally required minimum withholding shall be settled with shares of Stock. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with shares of Stock.
16.8 No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, the Company and any Affiliate and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.
16.9 Notices. Any communication or notice required or permitted to be given under the Plan shall be in such form as the Committee may determine from time to time, and if required in writing, shall be mailed by registered or certified mail or delivered in hand, if to the Company, to 870 Winter Street, Waltham, Massachusetts 02451, Attention: Senior Vice President, Human Resources (or such other address or addressee as the Committee may provide) and, if to the Participant, to such address as the Participant shall last have furnished to the Company.